Exhibit 99(a)

             First Bancorp Reports Increase in Quarterly Earnings

    TROY, N.C., Oct. 21 /PRNewswire-FirstCall/ -- First Bancorp
(Nasdaq: FBNC), the parent company of First Bank, announced today net income for the third quarter of 2004 of $5,197,000, or $0.54 per diluted share. The 2004 earnings represent a 1.9% increase in diluted earnings per share over the earnings of $5,056,000, or $0.53 per diluted share, reported for the third quarter of 2003. The third quarter of 2004 included $451,000 in gains from sales of securities and properties compared to $131,000 in similar gains realized in the third quarter of 2003.

    Key performance ratios for the third quarter of 2004 include:
     * Return on average assets of 1.32%
     * Return on average equity of 14.18%
     * Net charge-offs to average loans of 0.22%
     * Net interest margin of 4.28%
     * Nonperforming assets to total assets at quarter end of 0.34%
     * Efficiency ratio of 55.59%

    Net income for the nine months ended September 30, 2004 amounted to $14,803,000, or $1.54 per diluted share, a 1.3% increase in diluted earnings per share over the net income of $14,560,000, or $1.52 per diluted share, reported for the nine months ended September 30, 2003. Earnings for the nine months ended September 30, 2004 include $557,000 in gains from sales of securities and properties compared to $169,000 in similar gains realized in the first nine months of 2003.

    Total assets at September 30, 2004 amounted to $1.61 billion, 18.6% higher than a year earlier. Total loans at September 30, 2004 amounted to $1.34 billion, a 17.0% increase from a year earlier, and total deposits amounted to $1.32 billion at September 30, 2004, a 15.6% increase from a year earlier. The Company's acquisition of four RBC Centura Bank branches on October 27, 2003 contributed to the year-over-year increases. As of the acquisition date, the four RBC Centura Bank branches had $25 million in loans and $102 million in deposits.

    The increase in loans and deposits over the past twelve months resulted in an increase in the Company's net interest income when comparing the three and nine month periods in 2004 to the comparable periods in 2003. Net interest income for the third quarter of 2004 amounted to $15.5 million, a 10.7% increase over the $14.0 million recorded in the third quarter of 2003. Net interest income for the nine months ended September 30, 2004 amounted to $45.2 million, a 10.0% increase over the $41.1 million recorded in the same nine month period in 2003.

    The positive impact on net interest income from the increases in loans and deposits more than offset lower net interest margins realized in 2004 compared to 2003. The Company's net interest margin (tax-equivalent net interest income divided by average earning assets) for the third quarter of 2004 was 4.28% compared to 4.52% for the third quarter of 2003. The Company's net interest margin for the nine months ended September 30, 2004 was 4.30% versus 4.54% for the comparable period in 2003. The Company's net interest margin has been negatively impacted by the thirteen interest rate cuts initiated by the Federal Reserve from 2001 to 2003 and the Company's shift toward originating more adjustable rate loans compared to fixed rate loans to protect the Company from anticipated increases in interest rates. Since June 30, 2004, the Federal Reserve has increased interest rates by 75 basis points, which is largely responsible for the Company's net interest margin increasing from 4.26% in the second quarter of 2004 to 4.28% in the third quarter of 2004.

    Partially offsetting the increases in net interest income were higher amounts of provisions for loan losses recorded by the Company in 2004. The provision for loan losses in the third quarter of 2004 was $770,000 compared to $695,000 in the third quarter of 2003, and the provision for loan losses for the first nine months of 2004 was $2,080,000 compared to $1,755,000 recorded in the same period of 2003. The higher provisions for loan losses were primarily a result of higher credit risk associated with higher loan growth. Net internal loan growth for the third quarter of 2004 was $40 million compared to $35 million for the third quarter of 2003. Net internal loan growth for the first nine months of 2004 was $119 million compared to $97 million for the same nine months of 2003.

    Except for fees from presold mortgages, most components of noninterest income and noninterest expense increased in 2004 as a result of the Company's overall growth. Fees from presold mortgages have decreased significantly in 2004 as a result of a decline in mortgage refinancing activity caused by higher mortgage interest rates. Fees from presold mortgages decreased from $565,000 in the third quarter of 2003 to $220,000 in the third quarter of 2004, and from $1,918,000 for the nine months ended September 30, 2003 to $698,000 for the same nine months in 2004.

    The Company realized securities gains of $100,000 and $288,000 for the three and nine months ended September 30, 2004, respectively, compared to securities gains of $82,000 in the three and nine months ended September 30, 2003. Also, during the third quarter of 2004, the Company sold a former bank branch building for a gain of approximately $351,000, which is classified within "other gains, net" in the accompanying income statement. Other gains, net, totaled $351,000 and $269,000 for the three and nine months ended September 30, 2004, respectively, compared to similar gains of $49,000 and $87,000 realized in the three and nine months ended September 30, 2003, respectively.

    The Company's asset quality ratios have remained sound in 2004. For the three and nine months ended September 30, 2004, net charge-offs as a percentage of average loans amounted to 22 basis points (annualized) and 14 basis points, respectively, compared to 8 basis points (annualized) and 9 basis points for each of the comparable periods in 2003. During the third quarter of 2004, the Company's largest nonaccrual loan relationship was reduced to zero through a combination of payments received, property foreclosures, and charge-offs. The balance of the nonaccruing loan at June 30, 2004 was $640,000. During the third quarter of 2004, the Company received payments of $42,000, foreclosed on property with a value of $100,000, and the remaining balance of $498,000 was charged-off. Of the amount charged-off, $430,000 had been reserved specifically for this relationship in prior periods, and thus this charge-off did not significantly impact the Company's provision for loan losses in the third quarter of 2004. The balance of the Company's nonaccrual loans increased slightly from the second quarter of 2004 to the third quarter of 2004 ($3.3 million to $3.6 million) as a result of several smaller relationships that were placed on nonaccrual during the quarter, which more than offset the impact of the resolution of the large nonaccrual relationship. The Company's ratio of nonperforming assets to total assets of 0.34% continues to compare favorably to a June 30, 2004 North Carolina state bank average of 0.52%.

    James H. Garner, President and CEO of First Bancorp, commented on today's earnings report, "I am pleased with our strong all-around performance. We continue to achieve good growth, while maintaining sound asset quality and achieving high returns on average assets and equity. Also, I am pleased to see that the Company's net interest margin experienced its first quarterly increase after declining for five consecutive quarters. The improved margin was aided by higher interest rates, which the Federal Reserve initiated in response to an improved economy. I believe that an improving economy will provide growth opportunities for the Company and that higher interest rates will allow the Company's net interest margin to normalize."

    Mr. Garner continued, "I am also excited about our bank's recent announcement that we will be offering internet banking to our customers beginning in December of this year. We have carefully studied this technology and have purchased state-of-the-art internet software that I believe our customers will find convenient and easy to use. We're calling this product "One-on-One Online" and expect it to contribute to our Company's growth."

    Mr. Garner also noted the following corporate developments:

     - On September 29, 2004, the Company announced a three-for-two stock split payable on November 15, 2004 to shareholders of record as of October 29, 2004. Shareholders should retain their existing certificates and no certificates should be tendered to First Bancorp or the transfer agent in connection with the split. New certificates for the additional shares will be mailed to shareholders shortly after the payable date.

     - On August 25, 2004, the Company announced a quarterly dividend increase to 25 cents per share (from 24 cents per share) payable on October 25, 2004 to shareholders of record on September 30, 2004.

     - On July 30, 2004, the Company announced that its Board of Directors had approved the repurchase of an additional 250,000 shares of the Company's common stock. During the third quarter of 2004, the Company completed a share repurchase authorization for 200,000 shares that was announced on April 23, 2003.

     - On October 12, 2004, the Company relocated its First Bank of Virginia branch in Wytheville, Virginia to a newly constructed building located at 150 Virginia Avenue in the Commonwealth Shopping Center. In light of the significant growth experienced in the Company's Wytheville branch, this new facility will allow the bank to better serve its loyal and growing customer base. The construction of the new building complements the recent significant investments that the Company has made in Virginia. In January, the Company opened an office in Abingdon, Virginia, and in July the Company opened an office in Radford, Virginia.

     - As noted above, the Company will begin offering internet banking, with bill-pay and cash management features, to customers in December 2004.

     - The Company has plans to open new bank branches in the towns of Rose Hill and Thomasville, both in North Carolina. Rose Hill is located in Duplin County, North Carolina, in close proximity to the Company's existing branches in Wallace and Kenansville. The planned branch in Thomasville, Davidson County, will complement the Company's existing branch in that town.

     - During the third quarter of 2004, the Company repurchased 78,035 shares of its common stock at an average price of $32.50 per share. Year to date, the Company has repurchased 192,277 shares of its common stock at an average price of $32.31 per share.

    First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $1.6 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 59 branch offices, with 53 branches operating in a nineteen county market area in the central piedmont region of North Carolina, 3 branches in Dillon County, South Carolina, and 3 branches in Virginia (Abingdon, Radford, and Wytheville), where First Bank does business as First Bank of Virginia. First Bancorp's common stock is traded on the NASDAQ National Market under the symbol FBNC.

    Please visit our website at http://www.firstbancorp.com. For additional financial data, please see the attached Financial Summary.

    This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as "expect," "believe," "estimate," "plan," "project," or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company's customers, the Company's level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions.


                        First Bancorp and Subsidiaries
                              Financial Summary

    ($ in thousands  Three Months Ended           Nine Months Ended
    except per share    September 30,    Percent     September 30,     Percent
    data - unaudited)  2004      2003    Change     2004      2003     Change

    INCOME STATEMENT

    Interest income
    ---------------
      Interest and
       fees on loans $19,321    17,296             $55,516    51,554
      Interest on
       investment
       securities      1,290     1,053               3,854     3,288
      Other interest
       income            123       123                 313       651
                     --------  --------           ---------  --------
        Total interest
         income       20,734    18,472   12.2%      59,683    55,493    7.6%
                     --------  --------           ---------  --------
    Interest expense
    ----------------
      Interest on
       deposits        4,277     4,018              12,275    13,130
      Interest on
       borrowings        916       413               2,235     1,306
                     --------  --------           ---------  --------
        Total interest
         expense       5,193     4,431   17.2%      14,510    14,436    0.5%
                     --------  --------           ---------  --------
          Net interest
           income     15,541    14,041   10.7%      45,173    41,057   10.0%
    Provision for
     loan losses         770       695   10.8%       2,080     1,755   18.5%
                     --------  --------           ---------  --------
    Net interest
     income after
     provision for
     loan losses      14,771    13,346   10.7%      43,093    39,302    9.6%
                     --------  --------           ---------  --------
    Noninterest income
    ------------------
      Service charges
       on deposit
       accounts        2,325     1,988               6,879     5,776
      Other service
       charges,
       commissions,
       and fees          809       667               2,499     2,076
      Fees from
       presold mortgages 220       565                 698     1,918
      Commissions from
       financial product
       sales             387       361               1,083       956
      Data processing
       fees              104        90                 304       242
      Securities gains   100        82                 288        82
      Other gains, net   351        49                 269        87
                     --------  --------           ---------  --------
        Total
         noninterest
         income        4,296     3,802   13.0%      12,020    11,137    7.9%
                     --------  --------           ---------  --------
    Noninterest expenses
    --------------------
      Personnel
       expense         6,524     5,561              19,061    16,283
      Occupancy and
       equipment
       expense         1,421     1,231               4,285     3,658
      Intangibles
       amortization       95        46                 284       137
      Other operating
       expenses        3,052     2,435               8,816     7,795
                     --------  --------           ---------  --------
        Total
         noninterest
         expenses     11,092     9,273   19.6%      32,446    27,873   16.4%
                     --------  --------           ---------  --------
    Income before
     income taxes      7,975     7,875    1.3%      22,667    22,566    0.4%
    Income taxes       2,778     2,819   -1.5%       7,864     8,006   -1.8%
                     --------  --------           ---------  --------
    Net income        $5,197     5,056    2.8%     $14,803    14,560    1.7%
                     ========  ========           =========  ========

    Earnings per
     share - basic    $ 0.55      0.54    1.9%      $ 1.57      1.55    1.3%
    Earnings per
     share - diluted    0.54      0.53    1.9%        1.54      1.52    1.3%

    ADDITIONAL INCOME STATEMENT INFORMATION
    ---------------------------------------

      Net interest
       income,
       as reported   $15,541    14,041             $45,173    41,057
      Tax-equivalent
       adjustment (1)    118       119                 360       393
                     --------  --------           ---------  --------
      Net interest
       income,
       tax-equivalent $15,659   14,160   10.6%     $45,533    41,450    9.9%
                     ========  ========           =========  ========

     (1) This amount reflects the tax benefit that the Company receives related its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status. This amount has been computed assuming a 35% tax rate and is reduced by the related nondeductible portion of interest expense.


                      Three Months Ended           Nine Months Ended
                        September 30,    Percent     September 30,     Percent
                       2004      2003    Change     2004      2003     Change
    PERFORMANCE RATIOS
     (annualized)
    Return on
     average assets    1.32%     1.50%              1.30%      1.49%
    Return on average
     equity           14.18%    14.57%             13.59%     14.33%
    Net interest
     margin - tax
     equivalent (1)    4.28%     4.52%              4.30%      4.54%
    Efficiency
     ratio - tax
     equivalent
     (1)(2)           55.59%    51.63%             56.38%     53.00%
    Net charge-offs
     to average loans  0.22%     0.08%              0.14%      0.09%
    Nonperforming
     assets to total
     assets
     (period end)      0.34%     0.39%              0.34%      0.39%

    SHARE DATA
    Cash dividends
     declared          $0.25      0.24    4.2%      $0.73       0.70    4.3%
    Stated book
     value             15.54     14.70    5.7%      15.54      14.70    5.7%
    Tangible book
     value             10.18     10.80   -5.7%      10.18      10.80   -5.7%
    Common shares
     outstanding at
     end of period 9,370,091 9,394,301          9,370,091  9,394,301
    Weighted average
     shares
     outstanding
     - basic       9,408,326 9,378,865          9,442,140  9,376,581
    Weighted average
     shares
     outstanding
     - diluted     9,557,240 9,560,585          9,604,723  9,555,610
    Shareholders'
     equity to assets  9.04%    10.17%              9.04%     10.17%

    AVERAGE BALANCES
     (in thousands)
    Total assets  $1,563,548 1,334,177   17.2% $1,524,394  1,309,421   16.4%
    Loans          1,320,391 1,127,947   17.1%  1,276,713  1,088,553   17.3%
    Earning assets 1,453,879 1,243,195   16.9%  1,414,187  1,219,360   16.0%
    Deposits       1,301,703 1,146,683   13.5%  1,287,353  1,130,775   13.8%
    Interest-bearing
     liabilities   1,249,440 1,057,358   18.2%  1,215,372  1,042,336   16.6%
    Shareholders'
     equity          145,757   137,655    5.9%    145,523    135,848    7.1%

    (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
    (2) Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.


    TREND INFORMATION
    ($ in thousands except per share data)

                               For the Three Months Ended
                               --------------------------
                    Sept. 30, June 30, March 31, Dec. 31, Sept. 30,  One Year
                       2004     2004     2004     2003      2003      Change
    INCOME STATEMENT
    Net interest
     income - tax
     equivalent (1)  $15,659    14,978  14,896   14,828    14,160      10.6%
    Taxable
     equivalent
     adjustment (1)      118       119     123      125       119      -0.8%
    Net interest
     income           15,541    14,859  14,773   14,703    14,041      10.7%
    Provision for
     loan losses         770       740     570      925       695      10.8%
    Noninterest
     income            4,296     3,912   3,812    3,781     3,802      13.0%
    Noninterest
     expense          11,092    10,622  10,732   10,091     9,273      19.6%
    Income before
     income taxes      7,975     7,409   7,283    7,468     7,875       1.3%
    Income taxes       2,778     2,523   2,563    2,611     2,819      -1.5%
    Net income         5,197     4,886   4,720    4,857     5,056       2.8%

    Earnings per
     share - basic      0.55      0.52    0.50     0.52      0.54       1.9%
    Earnings per
     share - diluted    0.54      0.51    0.49     0.51      0.53       1.9%

    (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.


    PERIOD END BALANCES (in thousands)

                 Sept. 30,  June 30,  March 31,   Dec. 31,  Sept. 30, One Year
                   2004       2004      2004        2003      2003     Change

    Assets      $1,610,174  $1,558,251  1,494,418  1,475,769  1,357,222  18.6%
    Securities     106,051     112,974    112,915    117,661    103,825   2.1%
    Loans        1,337,583   1,297,224  1,251,923  1,218,895  1,142,900  17.0%
    Allowance
     for loan
     losses         14,351      14,313     13,917     13,569     12,700  13.0%
    Intangible
     assets         50,199      50,517     50,621     50,701     36,623  37.1%
    Deposits     1,322,625   1,300,804  1,290,272  1,249,364  1,143,798  15.6%
    Borrowings     132,239     106,000     51,000     76,000     66,000 100.4%
    Shareholders'
     equity        145,588     143,238    143,929    141,856    138,088   5.4%



    YIELD INFORMATION
                             For the Three Months Ended
                             --------------------------                 One
                    Sept. 30, June 30,  March 31,  Dec. 31,  Sept. 30,  Year
                      2004      2004      2004       2003      2003  Change(3)

    Yield on
     loans           5.82%       5.74%      5.86%      5.93%      6.08% -26 bp
    Yield on
     securities
      - tax
     equivalent (1)  5.15%       4.92%      5.05%      5.07%      5.06%   9 bp
    Yield on
     other earning
     assets          1.99%       1.55%      1.50%      1.92%      2.10% -11 bp
     Yield on all
      interest
      earning
      assets         5.71%       5.60%      5.72%      5.78%      5.93% -22 bp

    Rate on
     interest
     bearing
     deposits        1.49%       1.43%      1.43%      1.47%      1.57%  -8 bp
    Rate on other
     interest bearing
     liabilities     3.37%       3.75%      3.70%      3.24%      3.86% -49 bp
   Rate on all
    interest bearing
    liabilities      1.65%       1.56%      1.57%      1.56%      1.66%  -1 bp

      Interest rate
       spread - tax
       equivalent(1) 4.06%       4.04%      4.15%      4.22%      4.27% -21 bp
      Net interest
       margin - tax
       equivalent(2) 4.28%       4.26%      4.37%      4.44%      4.52% -24 bp

      Average prime
       rate          4.41%       4.00%      4.00%      4.00%      4.00%  41 bp

    (1) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
    (2) Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
    (3)  Expressed in terms of change in basis points from previous year.


    ASSET QUALITY DATA

                   Sept. 30,  June 30,  March 31,  Dec. 31, Sept. 30, One Year
    (in thousands)   2004       2004      2004       2003     2003     Change
    Nonaccrual
     loans          $3,637       3,320      3,383    4,274    4,343    -16.3%
    Restructured
     loans              18          18         20       21       21    -14.3%
    Accruing
     loans > 90 days
     past due            -           -          -        -        -         -
                    ------      ------     ------    ------   ------
    Total
     nonperforming
     loans           3,655       3,338      3,403    4,295    4,364    -16.2%
    Other real
     estate          1,877       1,857      1,585    1,398      929    102.0%
                    ------      ------     ------    ------   ------
      Total
       nonperforming
       assets       $5,532       5,195      4,988    5,693    5,293      4.5%
                    ======      ======     ======    ======   ======
    Net charge-offs
     to average loans
     - annualized    0.22%       0.11%      0.07%    0.13%    0.08%     14 bp*
    Nonperforming
     loans to
     total loans     0.27%       0.26%      0.27%    0.35%    0.38%    -11 bp*
    Nonperforming
     assets to
     total assets    0.34%       0.33%      0.33%    0.39%     0.39%    -5 bp*
    Allowance for
     loan losses to
     total loans     1.07%       1.10%      1.11%    1.11%     1.11%    -4 bp*

    * Expressed in terms of change in basis points from previous year.

SOURCE  First Bancorp
    -0-                             10/21/2004
    /CONTACT:  James H. Garner of First Bancorp, +1-910-576-6171/
    /Web site:  http://www.firstbancorp.com /
    (FBNC)

CO:  First Bancorp; First Bank
ST:  North Carolina, Virginia
IN:  FIN
SU:  ERN